Exhibit 10.11

Rest of World License Term Sheet

Pursuant to this binding term sheet (“Term Sheet”), Lido Dev Co (as defined below) , Scilex Holdings Company (along with its affiliates, including, without limitation Silex Pharmaceuticals Inc., “SHC”), each a “party” and collectively, the “parties”, for good and adequate consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, hereby agree to the following terms, which shall be elaborated in more detail in the definitive license and development agreement to be entered into between the parties (the “License Agreement”):

Product	The Product shall mean services, compositions, products, dosages and formulations comprising lidocaine, including without limitation, the product and any future product defined as a Product under that Product Development Agreement, by and among Stason Pharmaceuticals, Inc., Oishi Koseido Co., Ltd. (“Oishi”) and Itochu Chemical Frontier Corporation (“Itochu”), dated as of May 11, 2011, as amended by (a) the First Amendment to Product Development Agreement, dated as of April 2, 2013, by and among Scilex Pharmaceuticals, LLC, Oishi and Itochu, (b) the Second Amendment to Product Development Agreement, dated as of February 20, 2017, by and among the Seller, Oishi and Itochu, (c) the Third Amendment to Product Development Agreement, dated as of August 29, 2018, by and among the Seller, Oishi and Itochu, (d) the Fourth Amendment to Product Development Agreement, dated as of December 13, 2019, by and among the Seller, Oishi and Itochu and (e) the Fifth Amendment to Product Development Agreement, dated as of April 30, 2021, by and among the Seller, Oishi and Itochu (the “Development Agreement”) and the associated Commercial Supply Agreement dated February 16, 2017 (as amended, the “Supply Agreement”).

Product Rights

All rights, tangible and otherwise, with respect to any Product including all rights to develop, out-license, sell, offer to sell, make, have, made, import, export and otherwise commercialize or derive profit. Without limiting the foregoing, the term “Product Rights” shall include all rights to any patents or patent applications, whether by license or otherwise, regulatory approvals, data, know-how, contracts, or any other right otherwise suitable or useful to undertake the development, out-licensing or commercialization of a Product outside of the United States and other territories which have already been sold, other than in any Excluded Designated Territories as set out in Exhibit A hereto.

Consideration

Lido Dev Co. will invest an annual sum of two hundred thousand dollars ($200,000.00), or its equivalent in kind, which may include services valued at this amount, toward expanding the product.

Lido Dev Co. will use commercially reasonable efforts to obtain an out-license or approval for a Product in at least one major market country, which shall include Canada, within eighteen months from the date hereof.

Lido Dev Co.

Lido Dev Co. shall be a to be formed entity jointly held by Murchinson Ltd (“Murchinson”) or an affiliate thereof, 3i, LP (“3i”) and Oramed Pharmaceuticals Inc., (“Oramed”) a Delaware corporation, subject to determination of a tax efficient structure (“Lido Dev Co.”). Murchinson, 3i and Oramed will work to form such entity following the date hereof. For purposes of this Term Sheet, Murchinson, 3i and Oramed will execute on their own behalf and on behalf of Lido Dev Co., and upon its formation, will transfer or assign any applicable rights in this Term Sheet to Lido Dev Co. as necessary.

Exclusive Rights

SHC will grant Lido Dev Co. a worldwide, exclusive right, license and interest to all Products Rights for the development, out-licensing, commercialization of any Product outside of either the United States and any Excluded Designated Territories as set out in Exhibit A hereto (the “ROW Territory”). The License Agreement will include provisions dealing with reversion, such that if Scilex gets any Excluded Designated Territory back, such territory will become part of the ROW Territory.

Product Supply

Subject to prior approval of Oishi and Itoshi, SHC shall direct each manufacturer of any Product, including under the Development Agreement and/or Supply Agreement, to accept, as agent or consigning party, all purchase orders for any Product to an entity of Lido Dev Co.’s selection. Lido Dev Co., subject to the reimbursement provisions below, will advance to the manufacturer such amounts as may be required to pay for all invoices to acquire such Product.

Product subject to this provision will be released to SHC or its selling entity or its designee upon payment of an amount greater than ten Percent (10%) of the net invoice price of the product or Six Percent (6%) of Net Sales of Product in the United States. The term Net Sales of Product in the United States shall mean gross invoice price less ten percent (10%).

ROW Net Revenue Share

Net Revenue shall mean all economic consideration paid to Lido Dev. Co. arising out of the Product Rights in the ROW Territory, less expenses incurred in generating such economic consideration and consideration payable to Japanese manufacturer.

Lido Dev Co. will receive 50% of the ROW Net Revenue.

SHC will receive 50% of the ROW Net Revenue.

Diligence Efforts	SHC shall use best efforts to maximize sales of Product in the United States and to complete the development and regulatory approval the product known as SP-103.

Additional Agreements

The Parties will negotiate in good faith additional agreements required to effectuate this Term Sheet, including the License Agreement and related documents in a form customary for such transactions (such agreements, the “Additional Agreements”). The License Agreement and the Additional Agreements shall more completely regulate and specify obligations and responsibilities provided for in this Term Sheet. The License Agreement and the Additional Agreements shall be consistent with the terms of this Term Sheet and industry custom and practice. Any disputes or impasses with respect to the obligation to negotiate and execute Additional Agreements, or the terms thereof, will be submitted to binding arbitration, with an understanding that in the interim period prior to the resolution of such arbitration, the terms of this Term Sheet shall apply. Such arbitration will utilize a “baseball arbitration” as more fully described below.

Notwithstanding the foregoing, prior to the execution of the License Agreement and the Additional Agreements, SHC shall execute and shall cause its affiliates to execute such consents and other agreements as may be required to effectuate this Term Sheet as may be presented to it by Lido Dev Co. In addition, SHC shall use its commercially reasonable efforts to obtain the consent of the counterparties under the Development Agreement (as defined below) as promptly as practical following execution of this Term Sheet. If such consent is not received within 30 days of execution, Lido Dev Co. shall have the right to appoint a designated agent to continue such negotiations with such counterparties in order to obtain such consent. SHC’s efforts shall include enforcing obligations under the Development Agreement of the counterparty thereof to not unreasonably withhold such consent.

If the parties cannot agree on final terms and definitive agreements required to effectuate this Term Sheet within 60 days following the date of execution of this Term Sheet, then either party shall have the right to resolve issues through use of an arbitrator utilizing “baseball arbitration” as described more fully below. The parties will (x) work in good faith to facilitate the efforts and role of the arbitrator , (y) split the expenses of the arbitrator 50/50 and (z) use good faith efforts to enter into such arbitrator recommended agreements as promptly as practical following engagement of the mediator.

Binding Agreement	The Parties hereto acknowledge the binding nature of this Term Sheet and agree to be bound by the obligations set forth herein.
Non-Contravention

Neither party will take any action to contravene or interfere with rights granted to the other party. In the event a party presents to the other party a written opinion of counsel that an act or actions under this Term Sheet violates any bona fide legal obligation owed to a third party obligation existing as of the date hereof, which obligation after good faith efforts to have released by such third party has failed, the parties will discuss in good faith how to modify the offending obligation. If no agreement can be reached, then the matter will be referred to binding arbitration.

Representations and Warranties

Each party represents and warrants to the other, as of the date hereof, and covenants, as follows:

Organization. It is a duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Term Sheet.

Authorization. The execution and delivery of this Term Sheet and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and do not violate (a) such Party’s charter documents, bylaws or other organizational documents, (b) in any material respect, any agreement, instrument or contractual obligation to which such party is bound, (c) any requirement of any applicable law, or (d) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such party.

Binding Agreement. This Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance and general principles of equity (whether enforceability is considered a proceeding at law or equity).

No Inconsistent Obligation. It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfillment of its obligations hereunder.

Governing Law and Disputes:	This Term Sheet and the License Agreement will be governed by New York law, without regard to conflicts of law principles.
Dispute Resolution	All claims and disputes arising under or relating to this Term Sheet and the License Agreement will to be settled by binding arbitration in the state of New York or another location mutually agreeable to the parties. The arbitration shall be conducted on a confidential basis pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Any decision or award as a result of any such arbitration proceeding shall be in writing and shall provide an explanation for all conclusions of law and fact and shall include the assessment of costs, expenses, and reasonable attorneys' fees. Any such arbitration shall be conducted by an arbitrator, mutually agreeable by each party, experienced in technology development and shall include a written record of the arbitration hearing. In the event an arbitrator cannot be selected by mutual consent, then such arbitrator shall be selected by random selection from a list provided by each party. The parties reserve the right to object to any individual who shall be employed by or affiliated with a competing organization or entity. An award of arbitration may be confirmed in a court of competent jurisdiction

Baseball Arbitration

Where this Term Sheet references “baseball arbitration,” the following provisions shall apply:

(a) Within ten days of the date hereof, the parties will jointly engage one or more nationally recognized expert in relevant to nature and topic of the subject to the baseball arbitration provisions, which in the case of any legal agreements, shall be a nationally recognized lawyer with skill in the pharmaceutical or biopharmaceutical industry, that person shall be the arbitrator.

(b) If an impasse is declared by either party, then each party, each party, on a dispute issue by disputed issue, shall, within three days, submit to the arbitrator a proposed resolution (the “Proposals”), with copies to the other party. Within three days after the delivery of the Proposals to the arbitrator, each party may submit a written rebuttal of the other party’s Proposal and may also amend and re-submit its original Proposal. The Parties and the arbitrator shall meet within five days after the parties have submitted their rebuttals, at which time each party shall have up to one hour to argue in support of its Proposal. The parties shall not have the right to call any witnesses in support of their arguments, nor compel any production of documents or take any discovery from the other party in preparation for the meeting. Within two days after such meeting, the arbitrator shall, on a disputed issue by disputed issue basis, select one of the Proposals so submitted by one of the parties as the resolution of the dispute, but may not alter the terms of either Proposal and may not resolve the dispute in a manner other than by selection of one of the submitted Proposals. If a Party fails to submit a Proposal within the initial three-day time frame set forth in the first sentence of this paragraph (b), the arbitrator shall select the Proposal of the other party as the resolution.

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IN WITNESS WHEREOF, the Parties have executed this Term Sheet as of the day and year first written above.

SHC:

SCILEX PHARMACEUTICALS INC., a Delaware corporation

By:	/s/ Jaisim Shah
	Name:	Jaisim Shah
	Title:	Chief Executive Officer and President

SCILEX HOLDING COMPANY, a Delaware corporation

By:	/s/ Jaisim Shah
	Name:	Jaisim Shah
	Title:	Chief Executive Officer and President

[Signature Page to Rest of World License Term Sheet]

IN WITNESS WHEREOF, the Parties have executed this Term Sheet as of the day and year first written above.

Murchinson ltd.

By:	/s/ Paul Zogala
	Name:	Paul Zogala
	Title:	Partner

On Behalf of Lido Dev Co.:

Murchinson ltd.

By:	/s/ Paul Zogala
	Name:	Paul Zogala
	Title:	Partner

[Signature Page to Rest of World License Term Sheet]

IN WITNESS WHEREOF, the Parties have executed this Term Sheet as of the day and year first written above.

ORAMED PHARMACEUTICALS INC.

By:	/s/ Nadav Kidron
	Name:	Nadav Kidron
	Title:	President and Chief Executive Officer

By:	/s/ Josh Hexter
	Name:	Josh Hexter
	Title:	Chief Business and Operating Officer

On Behalf of Lido Dev Co.:

ORAMED PHARMACEUTICALS INC.

By:	/s/ Nadav Kidron
	Name:	Nadav Kidron
	Title:	President and Chief Executive Officer

By:	/s/ Josh Hexter
	Name:	Josh Hexter
	Title:	Chief Business and Operating Officer

[Signature Page to Rest of World License Term Sheet]

IN WITNESS WHEREOF, the Parties have executed this Term Sheet as of the day and year first written above.

3i, lp

By:	/s/ Maier J. Tarlow
	Name:	Maier J. Tarlow
	Title:	Manager on Behalf of the GP

On Behalf of Lido Dev Co.:

3i, lp

By:	/s/ Maier J. Tarlow
	Name:	Maier J. Tarlow
	Title:	Manager on Behalf of the GP

[Signature Page to Rest of World License Term Sheet]

Exhibit A

EXCLUDED DESIGNATED TERRITORIES

Designated Territories

UAE

QATAR

BAHRAIN

KUWAIT

OMAN

EGYPT

MOROCCO

TUNISIA

LIBYA

JORDAN

IRAQ

SOUTH AFRICA

SAUDI ARABIA

JAPAN

CHINA

HONG KONG

MACAU

TAIWAN

INDIA

COMMONWEALTH OF INDEPENDENT STATES (CIS)

ORGANIZATION OF ISLAMIC COOPERATION (OIC)

GULF COOPERATION COUNCIL (GCC)

MIDDLE EAST NORTH AFRICA (“MENA”)

SOUTH AFRICA AND/OR AFRICAN UNION